Exhibit 10.3

AMENDMENT TO BINDING LETTER OF INTENT

THIS AMENDMENT TO BINDING LETTER OF INTENT (the “Amendment”) entered into February 2, 2023, sets forth certain binding understandings and certain binding covenants between Cuentas Inc. (“Buyer”) and Core Development Holdings Corporation (“Seller”), Buyer and Seller individually maybe referred to as a “Party” and collectively as “Parties”).

WHEREAS the Parties entered into that certain Binding Letter of Intent on or about January 5, 2023 (the “BLOI”).

WHEREAS Seller has agreed to sell and Buyer has agreed to buy a reduced 6.0% of Seller’s currently owned 29.3% interest in 4280 Lakewood Road Manager, LLC (“Lakewood Manager”), which in turn owns 86.45% of 4280 Lakewood Road, LLC (“4280 Lakewood LLC”) that is developing a multi-family real estate project in Florida (the “4280 Lakewood Project”) and to close said interest on purchase on February 2, 2023 under the terms and conditions of that certain Membership Interest Purchase Agreement of even date herewith (the “MIPA”).

WHEREAS, the Parties recognize that there is a written consent requirement by the Seller from the other members of 4280 Manager for the transfer of 6.0% Interest pursuant to governing documents of 4280 Manager (“4280 Consent”) is a condition precedent to Escrow Agent releasing the Seller’s assignment of the 6.0% Assigned Interest (as that term is defined in the MIPA) to Buyer upon satisfaction of the Escrow Release Conditions (as defined in the MIPA);

WHEREAS the Parties wish to amend certain terms and conditions of the BLOI as set forth below in this Amendment to reflect the closing of the purchase and sale of the reduced percentage interest of Seller’s interest in Lakewood Manager.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Recitals; Definitions. The Parties each acknowledge and agree that the foregoing recitals are correct and are expressly incorporated in this Amendment as if set forth at length herein. Capitalized terms that are not otherwise defined in this Amendment shall have the meanings given to them in the BLOI

2. Remaining Purchase Price. The Purchase Price set forth in paragraph 2 of the BLOI of $2.0 million is amended and restated to reflect that $1,195,195 is being funded at the closing of the MIPA by Buyer issuing Seller 3,838,657 (CUEN) common shares, leaving $804,805 (the “Remaining Purchase Price”) to be funded at the second closing of purchase and sale of a remaining portion of Seller’s interest in Lakewood Manager as contemplated in the BLOI and subject to 4280 Consent and to Section 3 of this Agreement. Subject to 4280 Consent and Section 3 of this Agreement, the Remaining Purchase Price will be funded at the second closing by Buyer issuing Seller 6,161,343 (CUEN) common shares (the “Remaining CUEN Shares Issued”)in return for the Remaining Interest as defined in Section 2 of the Agreement.

3. Remaining Membership Interest To Be Acquired. In exchange for issuance of the Remaining CUEN Shares Issued, Seller will transfer and assign to Buyer an additional 4.0% of Seller’s interest in Lakewood Manager(the “Remaining Interest”), resulting in Buyer owning 10.0% interest and Seller retaining 19.3% in Lakewood Manager. The precise percentage to be transferred may be adjusted according to the valuation of Seller’s interest in Lakewood Manager pursuant to the appraisal process in Paragraph 3 (a) and (b) of the BLOI.

4. Conditions To Closing On Remaining Membership Interest. Buyer represents and Seller acknowledges that the closing of the purchase and sale of the Remaining Interest with require approval by Cuentas shareholders and require additional GAAP and SEC financial and financial statement disclosures. Buyer agrees to exercise reasonable care and diligence to obtain such approval and comply with the additional financial reporting requirements but cannot and does not represent these conditions to closing can or will be satisfied and Seller acknowledges that the contemplated purchase pursuant to the MIPA maybe the extent of Buyer’s purchase of a portion of Seller’s interest in Lakewood Manager notwithstanding any terms of conditions to the contrary in this Amendment or the BLOI.

5. MIPA Controlling. Except as modified by the terms and conditions of this Amendment and the MIPA, the terms and conditions of the BLOI shall remain in full force and effect. To the extent, the terms and conditions of the MIPA conflict with this Amendment or the BLOI, the MIPA shall control and govern.

6. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES AND CONSENTS TO RESOLVING ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT.

By signing below each party agrees to be bound by this Amendment and the terms and conditions of the BLOI except as modified by the terms and conditions of this Amendment or the MIPA.

BUYER:

By:	/s/ Arik Maimon
Arik Maimon
CEO
Cuentas, Inc.
235 Lincoln Road, Suite 210 Miami Beach, FL 33139

SELLER:

By:	/s/ Engin K. Yesil
Engin K. Yesil
President
Core Development Holdings Corporation 1001 NW 163rd Drive
Miami, Florida 33169

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